Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation
15 Mountain View Road • P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000
FOR IMMEDIATE RELEASE
Chubb Reports 4th Quarter Net Income per Share of $1.68;
Operating Income per Share Is up 10% to $1.60;
Combined Ratio Is 83.8%
Net Income per Share for 2007 Is $7.01;
Operating Income per Share Is up 14% to a Record $6.41;
Combined Ratio Is 82.9%
     WARREN, New Jersey, January 29, 2008 — The Chubb Corporation [NYSE: CB] today reported that net income in the fourth quarter of 2007 was $650 million or $1.68 per share, compared to $654 million or $1.56 per share in the fourth quarter of 2006.
     Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, increased to $620 million from $614 million in the fourth quarter of 2006. Operating income per share increased 10% to $1.60 from $1.46.
     Net written premiums for the fourth quarter increased 1% to $3.0 billion. Premiums for the insurance business increased 2%; they were down 2% in the U.S. and were up 15% outside the U.S. (6% in local currencies). Premiums for the reinsurance assumed business declined 39%, reflecting the impact of the Chubb Re-Harbor Point transaction completed in December 2005.
     The fourth quarter combined loss and expense ratio was 83.8% in 2007 and 83.1% in 2006. The impact of catastrophes in the fourth quarter of 2007 accounted for 3.8 percentage points of the combined ratio, compared to 0.9 points in the fourth quarter of 2006. Excluding the impact of catastrophes, the combined ratio improved 2.2 percentage points to 80.0% from 82.2%. The expense ratio for the fourth quarter was 30.5% in 2007 and 29.9% in 2006.
     Property and casualty investment income after taxes for the fourth quarter increased 9% to $331 million in 2007 from $304 million in 2006.

     During the fourth quarter of 2007, Chubb repurchased 9.8 million shares of its common stock at a total cost of $525 million.
     “We continued to produce consistent, outstanding underwriting results in the fourth quarter,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “Thanks to significant contributions from all three business units throughout 2007, Chubb attained its fifth consecutive year of record income.”
Full Year Results
     For the year ended December 31, 2007, net income was $2.8 billion or $7.01 per share, compared to $2.5 billion or $5.98 per share for the year ended December 31, 2006. Operating income for 2007 totaled $2.6 billion, compared to $2.4 billion in 2006. Operating income per share increased 14% to a record $6.41 in 2007 from $5.60 in 2006.
     Net written premiums in 2007 declined 1% to $11.9 billion. Premiums for the insurance business increased 1%; they were down 1% in the U.S. and up 10% outside the U.S. (3% in local currencies). Premiums for the reinsurance assumed business declined 65%.
     The combined ratio in 2007 was 82.9%, compared to 84.2% in 2006. The impact of catastrophes accounted for 3.0 percentage points of the combined ratio in 2007 and 1.4 points in 2006. Excluding the impact of catastrophes, the combined ratio improved 2.9 percentage points to 79.9% from 82.8%. The expense ratio for the year was 30.1% in 2007 and 29.0% in 2006.
     Property and casualty investment income after taxes increased 9% to $1.3 billion in 2007 from $1.2 billion in 2006.
     During 2007, Chubb repurchased 41.7 million shares of its common stock at a total cost of $2.2 billion.
Fourth Quarter Operations Review
     Chubb Personal Insurance (CPI) net written premiums grew 4% in the fourth quarter to $917 million. CPI’s combined ratio for the quarter was 91.2%, compared to 84.4% in the fourth quarter of 2006. The impact of catastrophes accounted for 10.4 percentage points in 2007 and 2.4 points in 2006.
     The Homeowners line grew 5%, and the combined ratio was 89.1%. Personal Automobile net written premiums declined 6%, and the combined ratio was 90.5%. Other Personal lines grew 11% and had a combined ratio of 99.4%.

     Chubb Commercial Insurance (CCI) net written premiums were flat at $1.3 billion. The combined ratio for the quarter was 85.3% in 2007 and 82.9% in 2006. The impact of catastrophes accounted for 1.2 percentage points in 2007 and 0.7 points in 2006.
     Average fourth quarter renewal rates in the U.S. were down 5% for CCI, which retained 83% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 0.8 to 1.
     Chubb Specialty Insurance (CSI) net written premiums increased 3% in the fourth quarter to $794 million. The combined ratio was 74.6%, compared to 84.1% in the fourth quarter of 2006.
     Professional Liability (PL) net written premiums increased 2%, and PL had a combined ratio of 78.3%. Average PL renewal rates in the U.S. were down 5%, and renewal retention was 88%. The ratio of new to lost business in the U.S. was 1.2 to 1.
     Surety premiums were up 9%, and the combined ratio was 46.1%.
2007 Operations Review
     For the year ended December 31, 2007, Chubb Personal Insurance net written premiums grew 5% to $3.7 billion. CPI’s combined ratio was 84.8% in 2007 and 81.7% in 2006. The impact of catastrophes accounted for 6.3 percentage points of the combined ratio in 2007 and 3.7 points in 2006.
     The Homeowners line grew 7% and had a combined ratio of 80.2%. Personal Automobile premiums declined 7%, and the combined ratio was 89.8%. Other personal lines grew 15% and had a combined ratio of 96.4%.
     Chubb Commercial Insurance net written premiums declined 1% in 2007 to $5.1 billion. The combined ratio was 85.8% in 2007 and 83.1% in 2006. The impact of catastrophes accounted for 2.6 percentage points of the combined ratio in 2007 and 0.6 points in 2006.
     Average 2007 renewal rates in the U.S. were down 4% for CCI, which retained 83% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 1 to 1.
     Chubb Specialty Insurance net written premiums were flat at $2.9 billion. The combined ratio improved to 77.4% in 2007 from 87.5% in 2006.

     Professional Liability had a 1% decline in premiums and a combined ratio of 82.4%. In the U.S., average 2007 renewal rates for PL were down 5%, renewal retention was 88% and the ratio of new to lost business was 1.4 to 1.
     Surety had net written premium growth of 13% and a combined ratio of 35.4%.
2008 Operating Income Guidance
     “Based on our current outlook,” said Mr. Finnegan, “we believe we can achieve 2008 operating income per share in the range of $5.70 to $6.10.” This guidance assumes a 3 percentage point impact of catastrophe losses on the 2008 combined ratio, which is the same as the impact of catastrophe losses on the 2007 combined ratio. The impact of each percentage point of catastrophe losses on 2008 operating income per share is approximately $0.20.
     Mr. Finnegan said the operating income guidance for 2008 also assumes:
•	Net written premiums for the insurance business that are flat to down 3%, based on a modest increase for CPI and modest decreases for CCI and CSI.

•	A combined ratio between 86% and 88% for the year, based on combined ratios of 85% to 88% for CPI, 88% to 91% for CCI and 82% to 85% for CSI.

•	Growth of property and casualty investment income after taxes of 4% to 6%.

•	Average diluted shares outstanding of 370 million for the year.
     The guidance and related assumptions are subject to the risks outlined in the company’s forward-looking information safe-harbor statements (see below).
Webcast Conference Call to be Held Today at 5 P.M.
     Chubb’s senior management will discuss the company’s fourth quarter performance with investors and analysts today, January 29th, at 5 P.M. Eastern Standard Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.

About Chubb
     Founded in 1882, the Chubb Group of Insurance Companies provide property and casualty insurance for personal and commercial customers worldwide through 8,500 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.
     The company has posted supplementary investor information on its Internet site at http://www.chubb.com.
     All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery
(908) 903-2365

	Media:	Mark E. Greenberg
(908) 903-2682

Definitions of Key Terms
Operating Income
Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.
Underwriting Income (Loss)
Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.
Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.
Property and Casualty Investment Income After Income Tax
Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax-exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.
Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost
Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income, the after-tax appreciation or depreciation on the Corporation’s available-for-sale fixed maturities, which are carried at market value. The appreciation or depreciation on available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.
Combined Loss and Expense Ratio or Combined Ratio
The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

FORWARD-LOOKING INFORMATION
     Certain statements in this document are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include statements regarding management’s 2008 operating income per share guidance and related assumptions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:
•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•	the effects of the outbreak or escalation of war or hostilities;

•	premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business;

•	our expectations with respect to cash flow projections and investment income and with respect to other income;

•	the adequacy of loss reserves, including:
-	our expectations relating to reinsurance recoverables;

-	the willingness of parties, including us, to settle disputes;

-	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

-	development of new theories of liability;

-	our estimates relating to ultimate asbestos liabilities;

-	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

-	the effects of proposed asbestos liability legislation, including the impact of claims patterns arising from the possibility of legislation and those that may arise if legislation is not passed;
•	the availability and cost of reinsurance coverage;

•	the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk;

•	the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that have filed for bankruptcy or otherwise experienced deterioration in creditworthiness;

•	the effects of disclosures by, and investigations of, public companies relating to possible accounting irregularities, practices in the financial services industry and other corporate governance issues, including:
-	claims and litigation arising out of stock option “backdating,” “spring loading” and other stock option grant practices by public companies;

-	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

-	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

-	claims and litigation arising out of practices in the financial services industry;

-	legislative or regulatory proposals or changes;
•	the effects of changes in market practices in the U.S. property and casualty insurance industry, in particular contingent commissions and loss mitigation and finite reinsurance arrangements, arising from any legal or regulatory proceedings, related settlements and industry reform, including changes that have been announced and changes that may occur in the future;

•	the impact of legislative and regulatory developments on our business, including those relating to terrorism and catastrophes;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	general economic and market conditions including:
-	changes in interest rates, market credit spreads and the performance of the financial markets;

-	uncertainty in the credit markets and its impact on the broader financial markets;

-	the effects of inflation;

-	changes in domestic and foreign laws, regulations and taxes;

-	changes in competition and pricing environments;

-	regional or general changes in asset valuations;

-	the inability to reinsure certain risks economically;

-	changes in the litigation environment; and
•	our ability to implement management’s strategic plans and initiatives.
     The Corporation assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION
SUPPLEMENTARY FINANCIAL DATA
(Unaudited)

	Periods Ended December 31
	Fourth Quarter		Twelve Months
	2007	2006	2007	2006
	(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$3,009	$2,974	$11,872	$11,974
Decrease (Increase) in
Unearned Premiums	10	21	74	(16)

Premiums Earned	3,019	2,995	11,946	11,958

Losses and Loss Expenses	1,606	1,590	6,299	6,574
Operating Costs and Expenses	915	887	3,564	3,467
Decrease (Increase) in Deferred Policy Acquisition Costs	12	21	(52)	(19)
Dividends to Policyholders	6	8	19	31

Underwriting Income	480	489	2,116	1,905

Investments
Investment Income Before Expenses	421	385	1,622	1,485
Investment Expenses	7	7	32	31

Investment Income	414	378	1,590	1,454

Other Income	3	4	6	10

Property and Casualty Income	897	871	3,712	3,369

CORPORATE AND OTHER	(41)	(22)	(149)	(89)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	856	849	3,563	3,280

Federal and Foreign Income Tax	236	235	999	913

CONSOLIDATED OPERATING INCOME	620	614	2,564	2,367

REALIZED INVESTMENT GAINS AFTER INCOME TAX	30	40	243	161

CONSOLIDATED NET INCOME	$650	$654	$2,807	$2,528

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$331	$304	$1,273	$1,166

	Periods Ended December 31
	Fourth Quarter		Twelve Months
	2007	2006	2007	2006
OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	387.5	419.8	400.3	422.4
Actual Common Shares at End of Period	374.6	411.3	374.6	411.3

DILUTED EARNINGS PER SHARE DATA
Operating Income	$1.60	$1.46	$6.41	$5.60
Realized Investment Gains	.08	.10	.60	.38

Net Income	$1.68	$1.56	$7.01	$5.98

Effect of Catastrophes	$(.19)	$(.05)	$(.59)	$(.24)

	Dec. 31	Dec. 31
	2007	2006
BOOK VALUE PER COMMON SHARE	$38.56	$33.71

BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	37.87	33.38
PROPERTY AND CASUALTY UNDERWRITING RATIOS
PERIODS ENDED DECEMBER 31

	Fourth Quarter		Twelve Months
	2007	2006	2007	2006
Losses and Loss Expenses to Premiums Earned	53.3%	53.2%	52.8%	55.2%
Underwriting Expenses to Premiums Written	30.5	29.9	30.1	29.0

Combined Loss and Expense Ratio	83.8%	83.1%	82.9%	84.2%

Effect of Catastrophes on Combined Loss and Expense Ratio	3.8%	.9%	3.0%	1.4%
PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS
PERIODS ENDED DECEMBER 31

	Fourth Quarter		Twelve Months
	2007	2006	2007	2006
	(in millions)
Paid Losses and Loss Expenses	$1,534	$1,649	$5,682	$5,588
Increase (Decrease) in Unpaid Losses and Loss Expenses	72	(59)	617	986

Total Losses and Loss Expenses	$1,606	$1,590	$6,299	$6,574

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums Written			Combined Loss and
			% Increase	Expense Ratios
	2007	2006	(Decrease)	2007	2006
	(in millions)
TWELVE MONTHS ENDED DECEMBER 31

Personal Insurance
Automobile	$621	$670	(7)%	89.8%	90.4%
Homeowners	2,423	2,268	7	80.2	74.6
Other	665	580	15	96.4	98.6

Total Personal	3,709	3,518	5	84.8	81.7

Commercial Insurance
Multiple Peril	1,252	1,290	(3)	80.8	75.8
Casualty	1,726	1,731	—	94.6	96.8
Workers’ Compensation	890	901	(1)	77.6	80.4
Property and Marine	1,215	1,203	1	84.3	72.5

Total Commercial	5,083	5,125	(1)	85.8	83.1

Specialty Insurance
Professional Liability	2,605	2,641	(1)	82.4	91.8
Surety	339	300	13	35.4	44.2

Total Specialty	2,944	2,941	—	77.4	87.5

Total Insurance	11,736	11,584	1	83.4	83.9

Reinsurance Assumed	136	390	(65)	*	*

Total	$11,872	$11,974	(1)	82.9	84.2

QUARTERS ENDED DECEMBER 31

Personal Insurance
Automobile	$149	$159	(6)%	90.5%	92.6%
Homeowners	592	562	5	89.1	75.7
Other	176	158	11	99.4	107.7

Total Personal	917	879	4	91.2	84.4

Commercial Insurance
Multiple Peril	326	322	1	79.9	70.7
Casualty	426	428	—	93.1	103.3
Workers’ Compensation	204	207	(1)	82.6	78.2
Property and Marine	306	305	—	80.9	69.3

Total Commercial	1,262	1,262	—	85.3	82.9

Specialty Insurance
Professional Liability	712	699	2	78.3	88.5
Surety	82	75	9	46.1	41.4

Total Specialty	794	774	3	74.6	84.1

Total Insurance	2,973	2,915	2	84.4	83.5

Reinsurance Assumed	36	59	(39)	*	*

Total	$3,009	$2,974	1	83.8	83.1

* Combined loss and expense ratios are no longer presented for Reinsurance Assumed since this business is in run-off.